                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.      )


Filed by the Registrant    [  X  ]
Filed by a Party other than the Registrant      [    ]
Check the appropriate box:
[ X ]      Preliminary Proxy Statement
[   ]      Definitive Proxy Statement
[   ]      Definitive Additional Materials
[   ]      Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Mississippi Valley Bancshares, Inc.

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               (Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ]      No Fee required
[   ]      Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and
           0-11.

(1)        Title of each class of securities to which transaction applies:

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(2)        Aggregate number of securities to which transaction applies:

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(3)        Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)        Proposed maximum aggregate value of transaction:

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(5)        Total fee paid:

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[   ]      Fee paid previously with preliminary materials.
[   ]      Check box if any part of the fee is offset as provided by Exchange
           Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)        Amount Previously Paid:

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(2)        Form, Schedule or Registration Statement No.:

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(3)        Filing Party:

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(4)        Date Filed:

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

                       MISSISSIPPI VALLEY BANCSHARES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 To be held on
                                April 15, 1998

TO THE STOCKHOLDERS:

      The Annual Meeting of Stockholders of Mississippi Valley Bancshares, Inc. will be held at the Tower Grove Park Palm House, 4255 Arsenal Street, St. Louis, Missouri 63110, on April 15, 1998, at 9:00 A.M., St. Louis time, for the following purposes:

            1.  To elect five Directors, each to serve for a three-year term;

            2. To consider and act upon a proposal to approve an amendment to the Articles of Incorporation to increase the Company's authorized common shares from 15,000,000 to 20,000,000;

            3. To consider and act upon ratification of the selection of Ernst & Young LLP as independent accountants for 1998;

            4. To transact such other business as may properly come before the meeting.

      Only stockholders whose names appear of record at the Company's close of business on MARCH 2, 1998 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof.

                                    By Order of the Board of Directors,


                                    Carol B. Dolenz
                                    Secretary and Treasurer

March    , 1998
      ---
St. Louis, Missouri

      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. STOCKHOLDERS CAN HELP THE COMPANY AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD. THE PRESENCE, IN PERSON OR BY PROPERLY EXECUTED PROXY, OF A MAJORITY OF THE COMMON STOCK OUTSTANDING ON THE RECORD DATE IS NECESSARY TO CONSTITUTE A QUORUM AT THE ANNUAL MEETING.

                        MISSISSIPPI VALLEY BANCSHARES, INC.
                            700 Corporate Park Drive
                            St. Louis, Missouri 63105

                                PROXY STATEMENT

                         Annual Meeting of Stockholders
                           to be held April 15, 1998

      This Proxy Statement is being furnished to the common stockholders of Mississippi Valley Bancschares, Inc. (the "Company") on or about March 10, 1998 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders (the "Annual Meeting") to be held on April 15, 1998 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting.

      Holders of shares of common stock, par value $1.00 per share ("Shares" or the "Common Stock"), of the Company at its close of business on March 2, 1998 (the "Record Date") will be entitled to receive notice of and vote at the
Annual Meeting.  On the Record Date,               shares of Common Stock were
                                     -------------
outstanding. Holders of Common Stock (the "Common Stockholders") are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

      A plurality of the votes of Stockholders cast at the Annual Meeting is required for the election of each director. Approval of the proposed amendment to the Articles of Incorporation requires the affirmative vote of holders of a majority of the Shares entitled to vote and ratification of the selection of independent accountants requires the affirmative vote of holders of a majority of the Shares voted on the proposal. Abstentions and broker non-votes are counted in the number of shares present in person or represented by proxy for purposes of determining whether a quorum is present, but not for purposes of election of directors, or ratification of the selection of independent accountants; abstentions and broker non-votes are the equivalent of negative votes for purposes of approval of the proposed Amendment to the Articles of Incorporation.

      Management of the Company ("Management"), together with members of the Board of Directors of the Company, in the aggregate, directly or indirectly
controls approximately     % of the Shares outstanding on the Record Date.
                       ----

      Stockholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting. The presence, in person or by properly executed proxy, of a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

      All Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board's director nominees and FOR the
              ---                                                   ---
proposed amendment to the Articles of Incorporation and ratification of the recommended independent accountants. The Board of Directors of the Company does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement, that will come before the Annual Meeting.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by
(i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and dating a subsequent proxy relating to the Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Corporate Secretary, Mississippi Valley Bancshares, Inc., 700 Corporate Park Drive, St. Louis, Missouri 63105 (telephone number (314) 268-2580).

      The proxies are solicited by the Board of Directors of the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile transmission, by directors, officers or regular employees of the Company or persons employed by the Company for the purpose of soliciting proxies. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of Common Stock held of record by such persons, and will be reimbursed for expenses incurred therewith. The cost of solicitation of proxies will be borne by the Company.

                       -----------------------------

              The date of this Proxy Statement is March 10, 1998.

                             ELECTION OF DIRECTORS

      Pursuant to the By-Laws of the Company, the Company's Board of Directors is divided into three classes of approximately equal numbers of directors. Each of the 14 directors is elected for a three-year term, and the term of each class of directors expires in a different year. All of the current directors (including the nominees for re-election as director) were first elected in 1984, except Mr. Levy, who was first elected in 1987, Mrs. Behan, who was first elected in 1989, and Mr. Bush, who was first elected in 1991.

      Directors of the Company receive fees of $4,000 annually and $1,000 for each meeting of the Board or committee of the Board attended, plus reimbursement of travel expenses incurred in attending Board or committee meetings. The Company's Board of Directors meets at least quarterly.

      The nominees for election to the Board of Directors are: John T. Baumstark, Linn H. Bealke, Theodore P. Desloge, Jr., Donna D. Lambert, and Michael D. Latta, each of whom is a current director of the Company. The members of the Company's Board of Directors whose terms will continue after the meeting, including the nominees for re-election to the Board, with certain information about each of them, including their principal occupations for the past five years, are listed below:




                                 Term            Principal Occupation
    Director               Age  Expires          During Past 5 Years
    --------               ---  -------          --------------------
John T. Baumstark           53   1998    President, Archway Sales, Inc. (Chemical
                                         distributor); President, Jade Leasing
                                         (leasing & warehousing); President, Jaruba
                                         Corp. (leasing). Mr. Baumstark is a nominee
                                         for reelection to the Board.

Andrew N. Baur              53   1999    Chairman and Chief Executive Officer of
                                         the Company and the Company's Subsidiary,
                                         Southwest Bank of St. Louis (the "Bank");
                                         Director, Rawlings Sporting Goods, Co., Inc.

Linn H. Bealke              53   1998    President of the Company and Vice
                                         Chairman of the Bank; Director, Zoltek
                                         Companies, Inc. Mr. Bealke is a nominee for
                                         reelection to the Board.

Alice C. Behan              52   2000    Private Investor.


                                    4

                                 Term              Principal Occupation
    Director               Age  Expires            During Past 5 Years
    --------               ---  -------            --------------------
William H.T. Bush           59   2000    Chairman, Bush-O'Donnell & Co., Inc.
                                         (Investment Advisor and merchant banking firm);
                                         Director, Intrav, Inc.; Director D T
                                         Industries, Inc.; Director, Right Choice
                                         Managed Care, Inc.

Franklin J. Cornwell, Jr.   55   2000    Private Investor.  Vice President, Ralston
                                         Purina Co. and CEO of Ralston Purina
                                         International (diversified consumer products
                                         company) through May, 1995.

Theodore P. Desloge, Jr.    58   1998    President, Bloom & Desloge  Enterprises, Inc.
                                         (investments); Vice Chairman and Director,
                                         Valley Forge Corp. (holding company).
                                         Mr. Desloge is a nominee for reelection to
                                         the Board.

Louis N. Goldring           56   1999    President, AVCORP, Inc. (aircraft leasing
                                         and management); Vice Chairman and Chief
                                         Executive Officer, Franklin Equity Leasing
                                         Co. (automobile and equipment leasing)
                                         1979-1997.

Richard T. Grote            52   1999    President, Grote Financial Futures, Ltd.
                                         (financial advisory services); Chairman,
                                         American Medical Claims, Inc. (claims
                                         filing service).

Frederick O. Hanser         55   2000    Chairman, St. Louis Cardinals, L.P.
                                         (national league baseball club) since
                                         January, 1996; Of counsel since April, 1996
                                         and Partner for more than five years prior
                                         thereto - Armstrong, Teasdale, Schlafly &
                                         Davis (law firm).

Donna D. Lambert            58   1998    Private Investor.  Mrs. Lambert is a
                                         nominee for reelection to the Board.


                                    5


                                 Term            Principal Occupation
    Director               Age  Expires          During Past 5 Years
    --------               ---  -------          --------------------
Michael D. Latta            56   1998    Chairman & CEO of Universe Corporation
                                         since December, 1996 (fabricator of aluminum
                                         composite panels); President of Code 3
                                         Holdings, Inc. through December, 1995 and
                                         President and CEO of Public Safety
                                         Equipment, Inc. through April, 1995
                                         (related companies in the manufacture of
                                         emergency warning systems).
                                         Mr. Latta is a nominee for reelection.

Mont S. Levy                46   1999    Registered Investment Advisor, Principal
                                         of Buckingham Asset Management;
                                         President, MSL Investments;
                                         Vice President, Grand Center, Inc.
                                         (not-for-profit development company),
                                         1988-1993.

Lewis B. Shepley            58   1999    Executive Vice President and Chief
                                         Financial Officer, The Reliable Life
                                         Insurance Company.



      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE BOARD OF DIRECTORS' SLATE OF NOMINEES STANDING FOR ELECTION.

COMMITTEES

      The Company's Board of Directors has standing Executive, Audit and Compensation and Employee Benefits Committees. The Executive Committee is composed of Mr. Baur (Chairman), Mr. Bealke, Mr. Goldring, Mr. Grote and Mr. Hanser. The Audit Committee is composed of Mr. Baumstark (Chairman), Mr. Bush, Mr. Cornwell, Mr. Latta, Mr. Levy and Mrs. Lambert and several members of the Board of Directors of the Bank. The Compensation and Employee Benefits Committee is composed of Mrs. Behan, Mr. Bush, Mr. Cornwell, Mr. Desloge, Mr. Goldring, Mr. Shepley (Chairman) and one member of the Board of Directors of the Bank. The Board does not have a nominating committee.

      The Audit Committee, which met 4 times during 1997, recommends to the Board independent auditors to perform audit and non-audit services, reviews the scope and results of such services, reviews with management and the independent auditors any recommendations of the auditors regarding changes and improvements in the Company's accounting procedures and controls and management's response thereto, and reports to the Board after each Audit Committee meeting.

      The Compensation and Employee Benefits Committee, which met 3 times during 1997, reviews and recommends to the Board the salaries and all other forms of compensation of the Company's and the Bank's officers.

      During 1997, there were 4 regular meetings and 1 special meeting of the Board of Directors. All directors other than Mrs. Lambert attended 75% or more of the aggregate number of meetings of the Board and committees on which they served.


EXECUTIVE OFFICERS

      The executive officers of the Company and a key executive officer of the Bank, their ages as of December 31, 1997, and their positions with the Company and the Bank are set forth below. All officers serve at the pleasure of the Company's Board of Directors.



      Name                  Age                  Positions
      ----                  ---                  ---------
Andrew N. Baur               53     Chairman and Chief Executive Officer of
                                    the Company and the Bank.

Linn H. Bealke               53     President of the Company and Vice Chairman
                                    of the Bank.

Paul M. Strieker             46     Executive Vice President, Controller and
                                    Chief Financial Officer, and Assistant
                                    Secretary of the Company;  Executive
                                    Vice President of the Bank.

Carol B. Dolenz              45     Secretary and Treasurer of the Company;
                                    Secretary and Vice President of the Bank.

Stephen P. Marsh             42     Executive Vice President and Senior Loan
                                    Officer of the Bank.


EXECUTIVE COMPENSATION

      The following table summarizes compensation earned or awarded to the Company's Chief Executive Officer and all other executive officers whose aggregate annual salary and bonuses exceeded $100,000 during 1997.



                                                                               Long Term
                                                                              Compensation
                                                                              ------------     All Other
                                                Annual Compensation            Securities    Compensation
                                             ----------------------------      Underlying    ------------
Name and Principal Position                  Year  Salary ($)   Bonus ($)      Options (#)     ($)<F1>
---------------------------                  ----  ----------   ---------     ------------   ------------
Andrew N. Baur                               1997   $280,527    $225,000         30,000        $26,532
   Chairman and Chief Executive Officer      1996    269,375     225,000         14,000         26,828
   of the Company and the Bank               1995    258,689     200,000         30,000         25,128

Linn H. Bealke                               1997   $190,692    $160,000         14,000        $27,449
   President of the Company and              1996    183,406     160,000         11,400         27,548
   Vice Chairman of the Bank                 1995    167,989     125,000         20,000         25,772

Stephen P. Marsh                             1997   $140,695     $60,000         10,000         $2,878
   Executive Vice President and              1996    134,998      60,000          8,000          4,518
   Senior Loan Officer of the Bank           1995    127,426      40,000          7,000          4,470

Paul M. Strieker                             1997    $98,933     $20,000          6,000         $3,015
   Executive Vice President, Controller      1996     94,502      20,000          2,000          3,597
   and Chief Financial Officer and           1995     89,416      13,000          6,000          3,221
   Assistant Secretary of the Company
   and Executive Vice President of the
   Bank

--------------------

<F1>   Consists of Company matching contributions to its 401(k) Plan, imputed value of life insurance benefit, and director's fees; amounts paid in 1997 are as follows:




                            401(k) Plan        Life Ins.        Director's
                           Contributions       Benefits           Fees
                           -------------       --------         ----------
         Mr. Baur             $2,054            $1,728           $22,750
         Mr. Bealke            2,054             2,345            23,050
         Mr. Marsh             2,054               824                --
         Mr. Strieker          2,054               961                --


                           OPTION GRANTS IN 1997


      The following table summarizes options granted during 1997 to the executive officers named above, together with estimates of the value of such options at the end of their five-year terms assuming the market value of the Common Stock appreciates at an annual rate of 5% or 10%.


                                               INDIVIDUAL GRANTS

                                    Percent of                                     Potential Realizable
                    Numbers of        Total                                      Value at Assumed Annual
                    Securities       Options                                       Rates of Stock Price
                    Underlying      Granted to                                       Appreciation For
                     Options        Employees     Exercise                             Option Term
                     Granted        in Fiscal    Base Price       Expiration      ---------------------
                     (#)<F1>          Year         ($/SH)            Date         5% ($)        10% ($)
                    ----------      ----------   ----------       ----------      ------        -------
Mr. Baur              30,000          7.58%       $24.4375         July 2002      $202,500     $447,600
Mr. Bealke            14,000          3.54%       $24.4375         July 2002      $ 94,500     $208,880
Mr. Marsh              3,750           .95%       $21.6875         Jan. 2002      $ 22,500     $ 49,725
Mr. Marsh              6,250          1.58%       $24.4375         July 2002      $ 42,188     $ 93,250
Mr. Strieker           6,000          1.52%       $24.4375         July 2002      $ 40,500     $ 89,520

                                            ------------------------------------


<F1>  The options granted in 1997 are exercisable 25% after the first year from the grant date, 50% after the second year, 75% after the third year, and 100% after the fourth year.


OPTIONS EXERCISED IN 1997 AND YEAR-END OPTION VALUES


      The following table summarizes options exercised during 1997, and the values of options outstanding on December 31, 1997, for the executive officers named above.


                                                                                           Value of
                                                                   Number of             Unexercised
                                                                 Unexercised             In-the-Money
                                                                  Options at              Options at
                           Shares                               Fiscal Year-End         Fiscal Year-End
                         Acquired on          Value              Exercisable/            Exercisable/
                         Exercise #         Realized $          Unexercisable #         Unexercisable $
     Name                ----------         ----------          ---------------         ---------------
     ----
Mr. Baur                         --                 --           18,500/55,500         $367,406/$718,594
Mr. Bealke                       --                 --           12,850/32,550         $257,559/$462,053
Mr. Marsh                        --                 --           10,500/19,500         $230,000/$262,062
Mr. Strieker                     --                 --            5,000/10,500         $108,282/$134,906


CONSULTING AGREEMENTS

      The Company and the Bank have entered into Consulting Agreements ("Consulting Agreements") with Messrs. Baur and Bealke providing for certain benefits in the event of termination of employment for any reason after a "Change in Control" (as defined in the Consulting Agreements), or for any reason other than voluntarily by the executive or by the Bank or the Company for "Cause" (as defined in the Consulting Agreements) prior to a Change in Control. Benefits, provided until the executive attains the age of 65 or dies, would include (i) a monthly consulting fee of $2,000; (ii) specified levels of medical insurance for the executive and his dependents; (iii) disability insurance coverage; and (iv) to the extent medical insurance or disability insurance benefits are taxable to the executive, additional compensation equal to the taxes on such benefits and on the additional compensation provided to cover such taxes. Such benefits would be subject to reduction or termination under certain circumstances. Prior to the executive's 60th birthday, he would be required to provide certain consulting services to the Company or the Bank if requested.

EMPLOYMENT AGREEMENTS

      The Company and the Bank have entered into Management Retention Agreements ("Retention Agreements") with ten of their respective officers, including Mr. Marsh and Mr. Strieker but excluding Mr. Baur and Mr. Bealke, pursuant to the terms of which, if the employment with the Company or the Bank of an officer party to such a Retention Agreement is terminated for any reason other than for "Cause" (as defined in the Retention Agreements) within one year after a "Change in Control" (as defined in the Retention Agreements), the officer or his or her personal or legal representative will continue to receive compensation for one year after the date of such termination at a rate equal to the officer's base compensation in effect on either the effective date of such Change of Control or the date of termination of the officer's employment, whichever rate is greater. Current base compensation is $139,000 per annum for Mr. Marsh and $100,000 per annum for Mr. Strieker. In addition, the Company agrees to pay all costs and expenses, including reasonable attorney's fees, incurred by the officer in enforcing his or her rights under the Retention Agreement.


PENSION AND SUPPLEMENTAL PENSION PLANS

      The Bank sponsors the Southwest Bank of St. Louis Employees Retirement Plan (the "Retirement Plan"), a qualified defined benefit plan, and the Southwest Bank of St. Louis Supplemental Retirement Plan (the "Supplemental Plan"), a non-qualified defined benefit plan. The Retirement Plan credits benefits to participants based upon years of service and compensation at the time of retirement. For purposes of the Retirement Plan, compensation means the average salary over the highest five consecutive years in the most recent ten year period prior to retirement. Benefits are reduced by the amount of Social Security benefits required to be recognized (offset) under the pension formula, and are payable as life annuities at age 65, with no death benefit. Benefits under the Retirement Plan are restricted by certain statutory limits on the amount of compensation which may be considered in calculating benefits and other statutory limitations.

      A participant's benefit under the Supplemental Plan equals his or her benefit as calculated under the Retirement Plan, without regard to statutory limitations contained in the Retirement Plan, reduced by his or her actual benefit under the Retirement Plan. Benefits are payable commencing at age 65, with no death benefit.

      The following table sets forth the estimated annual benefits under both the Retirement and Supplemental Plans based upon various assumed levels of compensation and years of service:

                               RETIREMENT AND SUPPLEMENTAL PLANS TABLE


                                                   YEARS OF SERVICE
                      --------------------------------------------------------------------------
  COMPENSATION             10           15            20           25            30           35
  ------------        -------     --------      --------     --------      --------     --------
   $ 75,000           $10,000     $ 16,000      $ 21,000     $ 27,000      $ 33,000     $ 38,000
    100,000            14,000       21,000        29,000       36,000        44,000       51,000
    125,000            18,000       27,000        36,000       46,000        55,000       64,000
    150,000            21,000       33,000        44,000       55,000        66,000       78,000
    250,000            36,000       56,000        74,000       92,000       111,000      131,000
    350,000            51,000       78,000       104,000      130,000       156,000      183,000
    450,000            66,000      101,000       134,000      167,000       201,000      236,000
    550,000            81,000      123,000       164,000      205,000       246,000      288,000


      For purposes of determining Retirement and Supplemental Plan benefits, the current compensation for the above-named executive officers is as shown under "Annual Compensation" in the executive compensation table above. Mr. Baur and Mr. Bealke currently have 13 years of service and would have 25 years of service at age 65. Mr. Marsh currently has 13 years of service and would have 36 years of service at age 65. Mr. Strieker currently has 10 years of service and would have 29 years of service at age 65.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation and Employee Benefits Committee of the Board of Directors, (the "Committee") composed of six independent directors and one independent director of the Bank, administers the executive compensation program. None of such members is or has been an officer or employee of the Company or of the Bank. The Committee passes on all material issues relating to executive compensation.

      The philosophy of the Committee as it relates to executive compensation is that the Chief Executive Officer (CEO) and other executive officers should be compensated at competitive levels sufficient to attract, motivate and retain talented executives who are capable of leading the Company and the Bank in achieving their business objectives in an industry facing increasing regulation, competition and change.

      Annual compensation for the Company's senior management consists of base salary and, when appropriate, bonus compensation. Salary levels of Company executives are reviewed, and are normally adjusted, annually, and any bonuses are normally awarded annually. In determining appropriate salaries, the Committee considers: (1) The CEO's recommendations as to compensation for all other executive officers; (2) the scope of responsibility, experience, time in position and individual performance of each officer, including the CEO; and (3) compensation levels at other banking institutions in the St. Louis metropolitan area and in other metropolitan areas. The Committee's analysis is a subjective process which utilizes no specific weighting or formula of the aforementioned factors in determining executives' base salaries.

      The Committee considers bonus compensation to be its primary motivational method for encouraging and rewarding outstanding individual performance, especially for the Bank's senior officers, and overall performance by the Company and the Bank. Awards under the Company's bonus plan are granted by the Committee based primarily upon: (1) performance of the Bank, (2) performance of the individual officer and (3) recommendation of the CEO. In some years, no bonuses are granted. The purpose of the bonus plan is to provide a special incentive to each executive to maximize his or her individual performance and the overall performance of the Bank.
Especially for most senior officers, bonus-to-salary ratios are sufficiently high so that an executive who is not awarded a bonus will be compensated near the bottom of his industry peer group. Bonuses are not based upon formulas or other objective criteria.

      In setting salaries and bonuses, the Committee utilizes data reflecting peer compensation within the banking industry. In October 1997 the Committee received a report from Hay Management Consultants concerning the compensation of the CEO and selected executive officers, especially in relation to the compensation of similar executives in the banking industry, and making recommendations in respect of compensation and benefit levels. Similar reports were received from the same company in October 1994 and in October 1991. It is the Committee's present intention to seek advice from outside experts every few years. Annually, the Committee reviews statistical data provided by the Company concerning compensation levels at other banks and bank holding companies in the St. Louis metropolitan area.

      In determining the total compensation package for the CEO for 1997, the Committee considered all of the factors discussed above. Additionally, the Committee considered the Bank's profitability, the high quality of the Bank's loan portfolio, the growth of the Bank's commercial loan portfolio during the year, the record deposit growth of the Bank during the year, the management of the investment portfolio, the quality and efficiency of the Bank's staff, and certain other factors relating to the Bank's performance.

                                    Lewis B. Shepley, Chairman
                                    Alice C. Behan
                                    William H.T. Bush
                                    Franklin J. Cornwell, Jr.
                                    Theodore P. Desloge, Jr.
                                    Louis N. Goldring
                                    Zsolt Rumy

PERFORMANCE GRAPH

      The following graph compares the percentage change in the Company's cumulative total shareholder return on Common Stock as quoted on the NASDAQ National Market System beginning with July 7, 1993 (the date of the Company's initial public offering) with the cumulative total return, assuming reinvestment of dividends, of (i) the NASDAQ Stock Market Index for United States companies, and (ii) the NASDAQ Bank Stocks Index.



                               [GRAPH]


                     MISSISSIPPI VALLEY BANCSHARES, INC.

            Cumulative Total Return Since Initial Public Offering

                             07/07/93-12/31/97

                                                NASDAQ           NASDAQ
                                 MVBI           BANKS           COMPOSITE
                                 ----           ------          ---------
 7/7/93                        100.000          100.000          100.000

12/31/93                       110.335          104.641          110.725

12/31/94                       134.436          104.260          108.235

12/31/95                       203.313          155.273          153.071

12/31/96                       338.974          204.996          188.269

12/31/97                       520.366          346.325          231.032

CERTAIN TRANSACTIONS

      Some of the directors and officers of the Company and of the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in certificates of deposit and repurchase agreements. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1997, the aggregate outstanding amount of all loans to officers and directors of the Company and to firms and corporations in which they have at least a 10% beneficial interest was approximately $40 million, which represented approximately 43% of the Company's consolidated shareholders' equity at that date.

      Frederick O. Hanser, a director and shareholder of the Company, is of counsel to the law firm of Armstrong, Teasdale, Schlafly & Davis, counsel to the Company and the Bank.

                         PRINCIPAL STOCKHOLDERS

      The following tables set forth as of December 31, 1997, certain information concerning the ownership of Common Stock by each person who is known by the Company to own beneficially more than 5% of such stock, by each director of the Company, by each of the executive officers named in the Summary Compensation Table, and by all directors and officers of the Company as a group:


                                                   SHARES
                                                 OF COMMON          PERCENT
NAME OF BENEFICIAL OWNER                           STOCK           OF CLASS
------------------------                         ---------         --------
John T. Baumstark<F1>                              159,795            1.6%
Andrew N. Baur<F2><F3><F4>                       1,137,850           11.7%
Linn H. Bealke<F2><F3><F5><F6>                     347,152            3.6%
Alice C. Behan                                     112,564            1.2%
William H.T. Bush<F7>                               32,000             <F*>
Franklin J. Cornwell, Jr.                          127,800            1.3%
Theodore P. Desloge, Jr.<F8>                        44,000             <F*>
Louis N. Goldring                                  325,520            3.3%
Richard T. Grote                                    69,632             <F*>
Frederick O. Hanser<F9>                             64,410             <F*>
Donna D. Lambert<F10>                              117,360            1.2%
Michael D. Latta<F11>                              167,880            1.6%
Mont S. Levy<F12><F13>                             190,840            2.0%
Stephen P. Marsh<F2><F3><F14>                       72,874             <F*>
Lewis B. Shepley<F15>                              122,026            1.3%
Paul M. Strieker<F2><F3><F16>                       51,442             <F*>
All Directors and Executive Officers as a
  Group (17 individuals)                         3,175,253           32.6%


--------------------------

     <F*>     less than one percent

     <F1>     Excludes 1,400 shares owned by daughter's trust.

     <F2>     Assumes the exercise of Options outstanding and exercisable as of December 31, 1997 or within 60 days thereafter, including those beneficially owned by the named person as follows: Mr. Baur 18,500, Mr. Bealke 12,850, Mr. Marsh 11,438, Mr. Strieker 5,000, all directors and executive officers as a group 52,588 Shares.


                                    17

     <F3>     Includes Shares held in the Company's 401(k) Retirement Savings
              Plan for the benefit of the named person, as to which the named person has sole dispositive power, but no voting power, as follows: Mr. Baur 25,050, Mr. Bealke 25,355, Mr. Marsh 13,355, Mr. Strieker 11,282, and all directors and officers as a group 84,678.

     <F4>     Includes 16,720 shares held in a trust of which Mr. Baur is one of two co-trustees and as to which he has shared voting and dispositive power.

     <F5>     Excludes 13,120 shares held by Mr. Bealke's spouse, and includes
              9,640 shares in his spouse's IRA Plan in which Mr. Bealke has investment power.

     <F6>     Includes 4,400 shares held by the Bealke Family Trust of which
              Mr. Bealke is one of two trustees and as to which he has shared voting and investment power.

     <F7>     Excludes 8,800 shares held by Mr. Bush's spouse.

     <F8>     Shares held by Bloom & Desloge Enterprises, Inc., a corporation controlled by Mr. Desloge.

     <F9>     Excludes 26,400 shares held by Mr. Hanser's spouse.

     <F10>    Excludes 19,400 shares held by Mrs. Lambert's spouse.

     <F11>    Includes 16,000 shares held in a Charitable Trust of which Mr.
              Latta has shared voting and investment power.

     <F12>    Includes 147,200 shares, held in two trusts as to which Mr. Levy serves as a co-trustee and has shared voting and dispositive power.

     <F13>    Excludes 200 shares held by Mr. Levy's spouse.

     <F14>    Includes 1,760 shares held as Custodian for minor children, and
              24,040 shares held in his spouse's Revocable Trust in which Mr. Marsh has investment power.

     <F15>    Includes 35,867 shares held by The Reliable Life Insurance
              Company, of which Mr. Shepley is Executive Vice President and Chief Financial Officer, a director, and a member of the Investment Committee, and as to which shares he has shared voting and dispositive power.

     <F16>    Excludes 2,000 shares held by Mr. Strieker's spouse.


      For purposes of the table, a person is deemed to be a beneficial owner of Shares if the person has or shares the power to vote or to dispose of them. Unless otherwise indicated in the footnotes, each person had sole voting and dispositive power over the Shares listed in the beneficial ownership table. The shareholders disclaim beneficial ownership in the Shares described in the footnotes as being "held by" or "held for the benefit of" other persons. The address of Mr. Baur is 700 Corporate Park Drive, St. Louis, Missouri 63105.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      To the Company's knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, during 1997 all Section 16(a) filing requirements were complied with except that Mr. Baumstark reported late on Form 4 one purchase transaction, that Mr. Levy reported on Form 5 four sale transactions which should have been reported on Form 4; and Mr. Hanser reported on Form 5 one sale transaction which should have been reported on Form 4.


           PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION
              TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

      The Board of Directors has adopted a resolution, subject to stockholder approval, to amend the Company's Articles of Incorporation to increase the number of authorized shares of $1.00 par value Common Stock from 15,000,000 Shares to 20,000,000 Shares. The resolution reads as follows:

        "That Section A of Article 3 of the Articles of Incorporation be, and the same hereby is, amended to read in its entirety as follows:

        A.  CLASSES AND NUMBER OF SHARES.

        The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,100,000 shares consisting of 20,000,000 shares of Common Stock, $1.00 par value, and 100,000 shares of Preferred Stock, $1.00 par value."

      As of December 31, 1997, there were issued and outstanding 9,519,212 shares of the Common Stock with an additional 886,250 Shares reserved for issuance pursuant to the Company's 1991 Stock Option Plan and 401(k) Plan. At December 31, 1997, the Company had 4,594,538 shares of authorized, unissued and unreserved shares of Common Stock and 100,000 shares of Preferred Stock available for future issuance. There are no shares of Preferred Stock

Outstanding. The Board of Directors has no current plans with respect to the issuances of shares of its existing authorized and unreserved Common Stock or Preferred Stock. In the past, the Board of Directors has utilized authorized and unissued Shares for (i) private and public sale and the offering of the Company's Convertible Debentures and Warrants to finance the Company's continuing growth, (ii) stock splits and (iii) employee stock options and purchases by the Company's 401(k) Plan. Although the Board of Directors has no current plan for the issuance of any of the additional authorized Shares, the Board of Directors believes that the recommended increase in the number of authorized Shares will give it the flexibility to timely meet the equity capital requirements of the Company's business in the future, will provide Shares for options and other forms of employee incentive compensation, and for possible corporate acquisitions, stock dividends and other forms of capital adjustments.

      If the increase in authorized Shares is approved, there will be 9,594,538 authorized but unissued (and unreserved) shares of common stock available for future utilization. Once authorized in the Articles of Incorporation, shares of Common Stock may be issued by the Board of Directors without further authorization from the Stockholders. Holders of the Common Stock have no preemptive rights with respect to the issuance of additional Shares. Although the Company is not presently aware of any proposed tender offer or other takeover attempt, Stockholders should be aware that the Board of Directors could utilize the increased number of authorized Shares defensively against an actual or potential takeover threat, including, for example, (i) the issuance of Shares in a private placement transaction which could have the effect of diluting the Common Stock ownership of a person seeking to obtain control of the Company, (ii) in conjunction with a Stockholders' rights plan (so-called "poison-pill"), or (iii) in exchange for stock or assets of another corporation or entity, in each such case without further approval of the Stockholders. The Board of Directors has no current intention of taking any such action or instituting any such plan.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES.

                           SELECTION OF AUDITORS

      Ernst & Young LLP were the auditors of the Company during the year ended December 31, 1997 and also have been selected by the Board of Directors to serve as auditors for the present year.

      Ernst & Young LLP has served as the Company's independent auditors since 1984.

      A representative of Ernst & Young LLP is expected to be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions of Stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF ITS SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS TO AUDIT THE ACCOUNTS OF THE COMPANY AND ITS SUBSIDIARIES FOR 1998.

                                OTHER MATTERS

      Management does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Meeting of Stockholders" and does not know of any matters to be brought before the Meeting other than those referred to above. If, however, any other matters properly come before the Meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

      Whether or not you expect to be at the Meeting in person, please sign, date and return promptly the enclosed Proxy. No postage is necessary if the Proxy is mailed in the United States.


                           STOCKHOLDER PROPOSALS

      Any proposal to be presented at next year's Annual Meeting must be received at the principal executive offices of the Company not later than November 10, 1998. Any such proposals should be directed to the attention of the Secretary for consideration for inclusion in the Company's Proxy Statement and Form of Proxy relating to the next Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission and it is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the deadline by Certified Mail-Return Receipt Requested.

                                       By Order of the Board of Directors


                                       CAROL B. DOLENZ
                                       Secretary and Treasurer




March 10, 1998
St. Louis, Missouri

                      MISSISSIPPI VALLEY BANCSHARES, INC.
                           700 CORPORATE PARK DRIVE
                        SAINT LOUIS, MISSOURI 63105
                               (314) 268-2580





Dear Shareholder:


The annual meeting of Stockholders of Mississippi Valley Bancshares, Inc. will be held at the Tower Grove Park Palm House, 4255 Arsenal Street, St. Louis, Missouri 63110 on April 15, 1998 at 9:00 a.m. At the meeting Stockholders will elect five directors.

It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy material, complete the attached proxy form below and return it promptly in the envelope provided.









                            Detach Proxy Form Here
------------------------------------------------------------------------------

This Proxy, when properly executed, will be voted in the manner directed herein by the Stockholders. If no direction is made, this Proxy will be voted FOR the proposals set forth in Items 2 and 3, and FOR the management nominees for Directors set forth in Item 1, and in accordance with the best judgment of the Proxies on any other business which properly comes before the meeting.





                              Dated                                   , 1998
                                   -----------------------------------

                              ----------------------------------------

                              ----------------------------------------
                              (Signature(s))
                              (This Proxy must be signed exactly as the name appears hereon. If acting as attorney, executor, or trustee, or in a corporate or representative capacity, please sign name and title.)


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                         Detach  Proxy Form Here
------------------------------------------------------------------------------
                   MISSISSIPPI VALLEY BANCSHARES, INC.
            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Andrew N. Baur and Linn H. Bealke, and either of them, attorneys with full power of substitution, with the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in MISSISSIPPI VALLEY BANCSHARES, INC. at the Annual Meeting of Stockholders to be held at 9:00 A.M., April 15, 1998, and at any adjournments thereof on all matters properly coming before the meeting.

1.    ELECTION OF DIRECTORS:

      / /  FOR all nominees    / /  WITHHOLD AUTHORITY for all
           (except as marked to     nominees John T. Baumstark,
           the contrary)            Linn H. Bealke, Theodore P. Desloge, Jr.,
                                    Donna D. Lambert, Michael D. Latta

         (INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
                NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME.)

2. To consider and act upon a proposal to approve an amendment to the Articles of Incorporation to increase the Company's authorized common shares from 15,000,000 to 20,000,000, as described in the accompanying Proxy materials.

               / / FOR         / / AGAINST       / / ABSTAIN

3. Proposal to ratify the selection of Ernst & Young as independent accountants for 1998.

               / / FOR         / / AGAINST       / / ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.




                                    (Please sign and date on the reverse side)

                                  APPENDIX

Page 15 of the printed proxy contains a Performance Graph. The information contained in the graph is depicted in the table that immediately follows the graph.